Michael Rose
15207 Clydelle Avenue
San Jose, CA 95124

Dear Michael:

This Letter Agreement (this “Agreement”) is executed as of the date set forth above but shall only be effective as of the earlier of the closing date of the proposed acquisition of certain assets of Jumpstart Automotive Media, Inc. by the Company (as defined below) or April 15, 2009, whichever occurs first (the “Effective Date”), by and between You (“You”) and Lateral Media, Inc., a Delaware corporation (the “Company”), with reference to the following:

1.           Services.  You shall be hired by the Company as of the Effective Date as Executive Vice President, Operations and shall be responsible for general operations of the Company’s business in the areas of acquiring leads, facilitating partnerships, assisting with technology and business process design. You shall be responsible and accountable for performance of your services to the Company’s Chief Executive Officer or such other executive as the Company may direct from time to time.  While employed by the Company, You agree to devote your full time, productive energies and attention to serving the Company in such position.  Your duties may be changed from time to time by the Company.

2.           Compensation and Stock Options.  You will be paid an annual base compensation of two hundred thousand dollars ($200,000) (the “Base Salary”).  Additionally, You shall be eligible to receive quarterly commissions according to Schedule A attached hereto.  Additionally, on the Effective Date, the Company shall grant to You equity in the form of an option to acquire that number of shares of common stock of the Company equal to 2.5% of the total shares of common stock outstanding on the Effective Date, at an exercise price per share equal to the per share fair market value, as determined in accordance with Section 409A of the Internal Revenue Code of 1986, as amended, of the Company’s common stock as of the Effective Date (the “Option”).  Provided You are employed by the Company on each vesting date, the Option shall vest in equal installments on each of the three (3) anniversaries of the Effective Date and, except as otherwise provided in this Agreement, subject to such other terms and conditions as set forth in the Company’s standard form of option agreement.  The Option shall be exercisable for a period of ten years from the date of the grant.  Any equity granted shall be governed in all respects by the Company’s stock and equity plans in effect on the Effective Date.

3.           Benefits and Reimbursement.  While employed by the Company, You shall be eligible to participate in all incentive, savings and retirement plans and programs maintained or sponsored by the Company from time to time which are applicable to other similarly situated employees of the Company, subject to the terms and conditions thereof.  In addition, such Company benefits may include, and not be limited to, group medical, sick leave, vacations and holidays to the extent applicable, generally, to other similarly situated employees of the Company, as such other plans as may be adopted for all regular employees of the Company.  You will be reimbursed for all ordinary business expenses, provided however You will be required to furnish the Company appropriate receipts and documentation as may be required by state and federal law. The Company will reimburse You for reasonable and necessary expenses of maintaining a home office for the purposes of Section 5 below, in the amount of up to $200 per month, and for reasonable cell phone service fees incurred for Company business, provided that You submit the appropriate receipts and documentation as may be required by state and federal law.

4.           Term of Employment and Severance.  You will be employed by the Company on an at-will basis, and your employment may be terminated by the Company or by You at any time for any reason or for no reason.  In the event of the termination of your employment by the Company hereunder for any reason or for no reason, the Company will pay to You an amount equal to the Base Salary for the period commencing on the date of termination and ending on the six-month anniversary of the date of termination.  For each month of service to the Company, beginning on the 13th month, You shall be eligible to receive an additional month of severance, up to a maximum of 12 months of severance.  For the avoidance of doubt, the Company shall be obligated to make any severance payments to You only in the event that the Company terminates your employment, and the Company shall have no obligation to make any severance payments to You in the event that You terminate your employment.

5.           Principal Place of Business.  Your principal place of business will be 15207 Clydelle Avenue, San Jose, CA 95124.  You will be required to participate in and attend meetings and business activities in the Company’s primary location in Southern California as directed. The Company will reimburse You for reasonable and necessary costs incurred in relation to this travel expense as well as any other work related travel undertaken on the Company’s behalf that is directly related to the furtherance of the Company’s business and is approved by the Chief Executive Officer of the Company, provided that You submit the appropriate receipts and documentation as may be required by state and federal law.

6.           Company Rules and Regulations.  As an employee of the Company, You agree to abide by all Company policies, procedures, rules and regulations as set forth in the Company’s Employee Handbook or as otherwise put forth by the Company from time to time.

7.           Arbitration.  In the event of any dispute or controversy arising out of, or relating to, this Agreement, the parties hereto agree to submit such dispute or controversy to binding arbitration pursuant to either the JAMS Streamlined (for claims under $250,000.00) or the JAMS Comprehensive (for claims over $250,000.00) Arbitration Rules and Procedures, except as modified herein, including the Optional Appeal Procedure.  A sole neutral arbitrator shall be selected from the list (the “List”) of arbitrators supplied by J.A.M.S. (“JAMS”) or any successor entity, or if it no longer exists, from a List supplied by the ADR Services, Inc. (“ADR”) following written request by any party hereto.  Such arbitrators shall be a former or retired judge or justice of any California state or federal court with experience in complex litigation matters involving commercial transactions.  If the parties hereto after notification of the other party (ies) to such dispute cannot agree upon an arbitrator within thirty (30) days following receipt of the List by all parties to such arbitration, then either party may request, in writing, that JAMS or ADR, as appropriate, appoint an arbitrator within ten (10) days following receipt of such request (the “Arbitrator”).  The arbitration shall take place in Los Angeles, California, at a place and time mutually agreeable to the parties or if no such agreement is reached within ten (10) days following notice from the Arbitrator, at a place and time determined by the Arbitrator.  Such arbitration shall be conducted in accordance with the Streamlined Arbitration Rules and Procedures of JAMS then in effect,  and Section 1280 et seq. of the California Code of Civil Procedure, or if applicable, the Commercial Arbitration Rules of ADR then in effect.  The parties hereto agree that all actions or proceedings arising in connection with this Agreement shall be arbitrated exclusively in Los Angeles, California.  The aforementioned choice of venue is intended by the parties to be mandatory and not permissive in nature, thereby precluding the possibility of litigation between the parties with respect to or arising out of this Agreement in any jurisdiction other than that specified in this Section.  Each party hereby waives any right it may have to assert the doctrine of forum non conveniens or similar doctrine or to object to venue with respect to any proceeding brought in accordance with this Section, and stipulates that the Arbitrator shall have in personam jurisdiction and venue over each of them for the purpose of litigating any dispute, controversy, or proceeding arising out of or related to this Agreement.  Each party hereby authorizes and accepts service of process sufficient for personal jurisdiction in any action against it as contemplated by this Section by registered or certified mail, return receipt requested, postage prepaid, to its address for the giving of notices as set forth in this Agreement.  The decision of the Arbitrator shall be final and binding on all the parties to the arbitration, shall be non-appealable and may be enforced by a court of competent jurisdiction.  The prevailing party shall be entitled to recover from the non-prevailing party reasonable attorney’s fees, as well as its costs and expenses.  The Arbitrator may grant any remedy appropriate including, without limitation, injunctive relief or specific performance.  Prior to the appointment of the Arbitrator, any party may seek a temporary restraining order or a preliminary injunction from the Los Angeles Superior Court which shall be effective until a final decision is rendered by the Arbitrator.

The claims covered by this agreement to arbitrate include, but are not limited to claims for breach of contract, covenant of good faith and fair dealing, wage claims, wrongful termination in violation of public policy, retaliatory or constructive discharge, wrongful demotion, discrimination, harassment, or retaliation prohibited by law, tort, claims, claims for violation of public policy, or any other claim of a violation of a legally protected right afforded by State or Federal law, including, but not limited to, the California Fair Employment and Housing Act, title VII of the Civil Rights Act, the Age Discrimination in Employment Act, the Americans and Disabilities Act and the California Labor Code.

This agreement to arbitrate excludes claims for normal workers' compensation benefits and unemployment insurance benefits.  You and the Company agree that neither shall initiate nor file any lawsuit or administrative action (other than a charge with the National Labor Relation Board, the Equal Employment Opportunity Commission, or the Department of Fair Employment and Housing) in any way related to any claim covered by this agreement to arbitrate.

8.           Confidentiality and Non-Solicitation.

(a)         You acknowledge that as a consequence of your employment with the Company, You will be furnished or have access to Confidential Information (as defined below).  related to the business of the Company and that the Company may provide you with unique and specialized training.  You also acknowledge that such Confidential Information and such training have been developed and will be developed by the Company through the expenditure by the Company of substantial time, effort and money and that all such Confidential Information and training could be used by you to compete with the Company.  You also acknowledge that if you become employed or affiliated with any competitor of the Company in violation of your obligations in this Agreement, it is inevitable that you would disclose the Confidential Information to such competitor and would use such Confidential Information, knowingly or unknowingly, on behalf of such competitor.  Further, while you are employed hereunder, you will be introduced to customers and others with important relationships to the Company.  You acknowledge that any and all “goodwill” created through such introductions belongs exclusively to the Company, including, without limitation, any goodwill created as a result of direct or indirect contacts or relationships between yourself and any customers of the Company.  For purposes of this Agreement, “Confidential Information” means confidential and proprietary information of the Company, whether in written, oral, electronic or other form, including but not limited to, information and facts concerning business plans, customers, future customers, suppliers, licensors, licensees, partners, investors, affiliates or others, training methods and materials, financial information, sales prospects, client lists, inventions, or any other scientific, technical or trade secrets of the Company or of any third party provided to you or the Company under a condition of confidentiality, provided that Confidential Information will not include information that is in the public domain other than through any fault or act by you.

(b)         You will at all times, both during the period while you are employed hereunder and after the termination of this Agreement and the termination of your employment hereunder for any reason or for no reason, maintain in confidence and will not, without the prior written consent of the Company, use, except as required in the course of performance of your duties for the Company or by court order, disclose or give to others any Confidential Information.  In the event you are questioned by anyone not employed by the Company or by an employee of or a consultant to the Company not authorized to receive Confidential Information, in regard to any Confidential Information, or concerning any fact or circumstance relating thereto, you will promptly notify the Company.  Upon the termination of your employment hereunder for any reason or for no reason, or if the Company otherwise requests, you will return to the Company all tangible Confidential Information and copies thereof (regardless how such Confidential Information or copies are maintained).  The terms of this Section 8(b) are in addition to, and not in lieu of, any statutory or other contractual or legal obligation that you may have relating to the protection of the Company’s Confidential Information.  The terms of this Section 8(b) will survive indefinitely any termination of this Agreement and/or any termination of your employment hereunder for any reason or for no reason.

(c)          You further recognize that the Company’s willingness to enter into this Agreement is based in part on your agreement to the provisions of this Section 8.  Subject to the further provisions of this Agreement, You will not:

(i)          during your employment with the Company, engage, as an officer, director, shareholder, owner, partner, joint venturer, or in a managerial capacity, whether as an employee, independent contractor, consultant or advisor, or as a sales representative, whether paid or unpaid, in any business;

(ii)         during your employment with the Company and for the one year period immediately following the termination of such employment for any reason, call upon any person who is, at such time, or within the six-month period prior to such time, was, an employee of the Company or its subsidiaries for the purpose or with the intent of enticing such employee away from or out of the employ of the Company or its subsidiaries;

(iii)        during your employment with the Company and for the one year period immediately following the termination of such employment for any reason, call upon any prospective business acquisition candidate, on your own behalf or on behalf of any competitor of the Company, which candidate was, to your knowledge after due inquiry, either called upon by the Company or its subsidiaries or for which the Company or its subsidiaries made an acquisition analysis, for the purpose of acquiring such candidate; and/or

(iv)        during your employment with the Company and for the one year period immediately following the termination of such employment for any reason, induce or attempt to induce any customer, supplier, licensee or other business relation of the Company or its subsidiaries to cease doing business with the Company or its subsidiaries, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation on the one hand, and the Company or any of its subsidiaries, on the other hand.

(d)         The covenants in this Section 8 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant.  Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent that the court deems reasonable, and the Agreement shall thereby be reformed.

(e)         All of the covenants in this Section 8 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of You against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants. It is specifically agreed that the period of two years (subject to the further provisions of this Agreement) following termination of employment stated at the beginning of this Section 8, during which the agreements and covenants of You made in this Section 8 shall be effective, shall be computed by excluding from such computation any time during which You are in violation of any provision of this Section 8.

(f)          Notwithstanding anything in this Section 8 to the contrary, this Section 8 shall not prohibit You from engaging in activities, directly or indirectly, related to owning, developing or operating any other business activity not competitive with the Business.

9.           Ownership of Ideas, Copyrights and Patents.

(a)         All ideas, discoveries, creations, manuscripts and properties, innovations, improvements, knowhow, inventions, designs, developments, apparatus, techniques, methods, and formulae (collectively, the “Inventions”) which may be used in the current or planned business of the Company or which in any way relates to such business, whether patentable, copyrightable or not, which You may conceive, reduce to practice or develop while You are employed hereunder (and, if based on or related to any Confidential Information, within two years after termination of such employment for any reason or for no reason), alone or in conjunction with another or others, whether during or out of regular business hours, whether or not on the Company’s premises or with the use of its equipment, and whether at the request or upon the suggestion of the Company or otherwise, will be the sole and exclusive property of the Company, and that You will not publish any of the Inventions without the prior written consent of the Company.  Without limiting the foregoing, you also acknowledge that all original works of authorship which are made by you (solely or jointly with others) within the scope of your employment or which relate to the business of the Company and which are protectable by copyright are “works made for hire” pursuant to the United States Copyright Act (17 U.S.C. Section 101).  You hereby assign to the Company all of your right, title and interest in and to all of the foregoing.  You further represent that, to the best of your knowledge and belief, none of the Inventions will violate or infringe upon any right, patent, copyright, trademark or right of privacy, or constitute libel or slander against or violate any other rights of any person, firm or corporation, and that You will use your best efforts to prevent any such violation.

(b)         The undersigned recognizes that this Agreement does not require assignment of any Invention which qualifies fully for protection under Section 2870 of the California Labor Code (hereinafter “Section 2870”), which provides as follows:

(i)          Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(A)        Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrate anticipated research or development of the employer; or

(B)         Result from any work performed by the employee for the employer.

(ii)         To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (i), the provision is against the public policy of this state and is unenforceable.

(b)         Cooperation.  At any time during your employment hereunder or after the termination of your employment hereunder for any reason or for no reason, You will cooperate fully with the Company’s and its attorneys and agents in the preparation and filing of all papers and other documents as may be required to perfect the Company’s rights in and to any of such Inventions, including, but not limited to, joining in any proceeding to obtain letters patent, copyrights, trademarks or other legal rights with respect to any such Inventions in the United States and in any and all other countries, provided that the Company will bear the expense of such proceedings, and that any patent or other legal right so issued to You personally will be assigned by You to the Company without charge by You.

(c)         Licensing and Use of Inventions.  With respect to any Inventions, and work of any similar nature (from any source), whenever created, which You have not prepared or originated in the performance of your employment, but which You provide to the Company or incorporate in any Company product or system, You hereby grant to the Company a royalty-free, fully paid-up, non-exclusive, perpetual and irrevocable license throughout the world to use, modify, create derivative works from, disclose, publish, translate, reproduce, deliver, perform, dispose of, and to authorize others so to do, all such Inventions.  You will not include in any Inventions You deliver to the Company or use on its behalf, without the prior written approval of the Company, any material which is or will be patented, copyrighted or trademarked by You or others unless You provide the Company with the written permission of the holder of any patent, copyright or trademark owner for the Company to use such material in a manner consistent with then-current Company policy.

10.         Representations and Warranties.

(a)           You hereby represent and warrant to the Company that You are not a party to or bound by any employment agreement, noncompetition agreement or confidentiality agreement with any other person or entity.

(b)           You hereby represent and warrant to the Company that upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of You, enforceable in accordance with its terms.

(c)           You hereby represent and warrant to the Company that (i) the execution, delivery and performance of this Agreement by You do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which You are a party or by which You are bound and (ii) You are not, to the best of your knowledge and belief, involved in any situation that might create, or appear to create, a conflict of interest with loyalty to or duties for the Company.

11.         Return of Company Records. All records, designs, patents, business plans, financial statements, manuals, memoranda, lists and other property delivered to or compiled by You by or on behalf of the Company or its representatives, vendors or customers which pertain to the Business shall be and remain the property of the Company, as the case may be, and be subject at all times to the Company’s discretion and control.  Likewise, all correspondence, reports, records, vehicle sales records, advertising materials and other similar data pertaining to the Business or the activities or future plans of the Company which is collected by You shall be delivered promptly to the Company without request by it upon termination of your employment for any reason and You shall not retain any copies of the same.

12.         Entire Agreement.  As of the Effective Date, this Agreement constitutes the final, complete and exclusive agreement between You and the Company with respect to the subject matter hereof and replaces and supersedes any and all other agreements, offers or promises, whether oral or written, made to You by the Company or any representative or agent thereof, including, but not limited to, that certain Consulting Agreement, between You and the Company, dated as of the date hereof.

13.         Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision of this Agreement, but such invalid, illegal or unenforceable provision will be reformed, construed and enforced so as to render it valid, legal, and enforceable consistent with the intent of the parties insofar as possible.

14.         Acknowledgment.  You hereby acknowledge that You have read and understand this Agreement.

The Company:

Lateral Media, Inc.
A Delaware Corporation

By:	/s/ Jeffrey Schwartz
Jeffrey Schwartz
Its Chief Executive Officer

Agreed and Accepted

The Employee:

/s/ Michael Rose
Michael Rose

Schedule A

You will be eligible to receive compensation, paid quarterly, based on the generation and placement of automotive leads, according to the following monthly schedule:

0 to 30,000 leads:	$.15 cents per lead

30,001 to 50,000 leads:	$.0 cents per lead

50,001 to 100,000 leads:	$.12 cents per lead

Over 100,001 leads:	$.0 cents per lead

By way of example, if during a monthly period 65,000 leads are generated and placed, then you will be eligible to receive the following compensation:

0 to 30,000 leads: $4,500 (30,000 X $.15)

30,001 to 50,000 leads: $0

50,001 to 65,000 leads: $1,799.88 (14,999 X $.12)

Total: $4,500 + $1,799.88 = $6,299.88